BANTA CORPORATION
                           DEFERRED COMPENSATION PLAN
                              FOR CERTAIN DIRECTORS
                     (As Amended Effective January 1, 1997)


   1.   PARTICIPANTS

        Any director of Banta Corporation (the "Company"), other than a director who is also a salaried officer or employee of the Company or any of its subsidiaries, may elect to become a Participant under this Plan by written notice to the Company.

   2.   DEFERRED COMPENSATION

        Any Participant may defer all or any part of his compensation as a director which is earned after the date of said election as he may specify in said written notice to the Company, and such deferred compensation shall be credited by the Company to a deferred compensation account for such Participant at the time it would otherwise be payable to him. Any Participant may increase, reduce or suspend his election with respect to payments to be made in any future calendar year by written notice to the Company, filed prior to the beginning of such calendar year.

   3.   ACCOUNTS AND SUBACCOUNTS

        The deferred compensation of each Participant will be credited to an account on the Company's books in the name of such Participant, and each Participant will be furnished annually with a statement of his account. Such accounts shall serve solely as a device for determining the amount of the deferred compensation to be paid to Participants and shall not constitute or be treated as a trust fund of any kind. Each account shall be composed of an interest subaccount and a phantom stock subaccount. Principal additions to the Participant's account pursuant to paragraph 2 shall be allocated between the subaccounts as determined by the Participant. With respect to the part of his compensation as a director which is payable in cash, the Participant may elect either the interest subaccount or the phantom stock subaccount. With respect to the part of his compensation which is payable in Stock, the Participant may only elect the phantom stock subaccount. Once allocated, balances in one subaccount may not be transferred to the other subaccount.

   4.   INTEREST SUBACCOUNT

        The interest subaccount of each Participant shall be credited with interest annually, on March 15 of each year, until full payment to him of his account. The rate of interest to be credited shall be equal to the average prime rate of interest in effect at the Firstar Bank of Milwaukee, Wisconsin, for the preceding calendar year, computed by multiplying each prime rate of interest in effect at such bank during such calendar year by the number of days such rate was so in effect, and by dividing the total number so obtained by 365.

   5.   PHANTOM STOCK SUBACCOUNT

        The phantom stock subaccount of each Participant shall be treated for valuation purposes as if it were invested in the common stock of the Company ("Stock"). Cash and stock dividends, stock splits, and other events which affect the value of a share of Stock shall be reflected in the Participant's subaccount. Notwithstanding the foregoing, in no event shall the Participant have any Stock voting rights as a result of his subaccount balance. Transactions in the subaccount which have the effect of purchases or sales of Stock shall be determined based on the last sale or closing price for Stock on such market or exchange as the Stock is then traded (as reported by The Wall Street Journal (Midwest Edition)) on the business day immediately preceding the transaction (or if no trading occurred in the Stock on that date, on the next preceding date on which the Stock was traded). In the event a Participant elects to defer a portion of his compensation which is payable in Stock, the number of shares of Stock which the Participant would have otherwise received shall be credited to his subaccount. In addition to the principal amounts added pursuant to paragraphs 2 and 3 above, the phantom stock subaccount shall include any amount determined by the Company and the Participant resulting from the termination of the Banta Corporation Outside Directors' Retirement Plan, based on the last sale or closing price of the Stock on the last day on which the Stock was traded in December 1996.

   6.   PAYMENTS

        When a Participant shall cease to be a director of the Company, the amount accumulated in such Participant's deferred compensation account shall be paid as follows:

        (a) With respect to the interest subaccount, the Company shall pay to the Participant on the first business day following January 1 of each year following the date when he ceased to be a director an amount equal to one-third of the amount accumulated in his interest subaccount at the date he ceased to be a director, plus any interest thereafter credited to such account under the provisions of paragraph 4.

        (b) With respect to the phantom stock subaccount, the Company shall pay to the Participant in cash three installments, payable on the first business day following January 1 of each of the first three years following the date when he ceased to be a director. Each installment shall be a percentage of the value of the Participant's phantom stock subaccount determined as of the business day prior to the distribution. The first installment shall be one-third of the then-current value of the subaccount. The second installment shall be one-half of the then-current value of the subaccount. The third installment shall be the full value of the remaining subaccount.

        (c) Notwithstanding (a) and (b), the Company may, if its Board of Directors shall by resolution so determine, pay the full remaining balances in one lump sum at any time when the sum of such balances is less than $20,000.

        (d) If a Participant shall cease to be a director by reason of his death or if he shall die after he shall be entitled to payment hereunder but prior to receipt of all payments hereunder, all amounts credited to his account shall be paid to such beneficiary as such Participant shall have designated by an instrument in writing filed with the Secretary of the Company, or in the absence of such designation, to his personal representative, in the same manner and at the same intervals as such payments would have been made to such Participant had he continued to live.

   7.   CONDITIONS

        Until the Participant shall have received full payment hereunder, he shall not (i) divulge at any time any confidential information, technical or otherwise, obtained by him in his capacity as a director, or (ii) take any steps to do anything which would damage or reflect adversely on the reputation of the Company. Any Participant who shall fail to comply with either of the foregoing conditions shall forfeit all right to receive the balance remaining in his account.

   8.   ASSIGNMENT

        Neither the Participant, nor his beneficiary, nor his estate shall have any right or power to transfer, assign, pledge, encumber, anticipate or otherwise dispose of any rights or any distributions payable hereunder.

   9.   PARTICIPANTS' RIGHTS UNSECURED

        The right of any Participant to receive a payment hereunder shall be an unsecured claim against the general assets of the Company, wholly contingent upon the conditions set forth in paragraph 7.

   10.  AMENDMENTS OF THE PLAN

        The Board of Directors of the Company may amend the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment shall divest any Participant of the right to receive the amounts then credited to his account hereunder, subject only to the conditions described in paragraph 7.

   11.  TERMINATION OF PLAN

        The Board of Directors of the Company may terminate the Plan at any time. Upon termination of the Plan, payments in respect of credits to Participants' deferred compensation accounts as of the date of termination shall be made in the manner and at the time heretofore prescribed or, if the Board of Directors so determines, in a lump sum.

   12.  EXPENSES

        Costs of administration of the Plan will be paid by the Company.

   13.  TAX WITHHOLDING

        To the extent required by law, the Company shall be entitled to withhold from any payments otherwise due hereunder all applicable state and federal taxes.